January 18, 2005	FOR IMMEDIATE RELEASE

Contact:

Mario S. Levis
Senior Executive Vice President
and Treasurer
Tel: (787) 474-6709

DORAL FINANCIAL CORPORATION REPORTS RECORD EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2004,
THE 7th CONSECUTIVE YEAR IT HAS ACHIEVED RECORD EARNINGS

     San Juan, Puerto Rico, January 18, 2005 - Doral Financial Corporation (NYSE: DRL), a diversified financial holding company with banking operations in the United States and Puerto Rico and the largest residential mortgage lender in Puerto Rico, reported record results for the year ended December 31, 2004, the 7th consecutive year it has achieved record earnings.

     Net income for the fourth quarter of 2004 amounted to $150.5 million, compared to $94.7 million for the fourth quarter of 2003, an increase of 59%. For the year ended December 31, 2004, Doral Financial earned a record $489.6 million, compared to $321.3 million for the same period a year ago, an increase of 52%. For the fourth quarter of 2004, consolidated earnings per diluted share were $1.22, compared to $0.76 for the fourth quarter of 2003, which represents an increase of 61%. For the year ended December 31, 2004, consolidated earnings per diluted share were $3.95, compared to $2.70 for the same period of 2003, an increase of 46%. Consolidated earnings per diluted share reflect the adoption of a new accounting pronouncement effective for periods ending after December 15, 2004 and applied by retroactively restating previously reported earnings per share. This new accounting pronouncement resulted in the addition of 8.674 million shares of common stock to the fully diluted common stock share base by assuming the conversion of the 1.38 million outstanding shares of the Company’s contingently convertible preferred stock.

     For the year ended December 31, 2004, Doral Financial achieved a return on assets (ROA) of 3.85%, compared to 3.46% a year ago and a return on common equity (ROE) of 38.54%, compared to 32.36% for the year ended December 31, 2003.

     On August 22, 2004, local legislation was enacted to provide a temporary reduction in the long-term capital gain tax rates. The law amends the Puerto Rico Internal Revenue Code of 1994 to reduce the long-term capital gain tax rates by fifty percent for transactions occurring from July 1, 2004 through June 30, 2005. During the fourth quarter ended December 31, 2004, the Company effected certain tax planning strategies to accelerate long-term capital gains that had been deferred for tax purposes and, as a consequence, the Company recorded an income tax benefit of $77.0 million. Excluding this benefit, the Company’s effective income tax rate for the fourth quarter ended December 31, 2004 was approximately 18%.

     Investment activities for the fourth quarter of 2004 resulted in a loss of $95.4 million, compared to a loss of $8.0 million for the fourth quarter of 2003. The loss on investment activities during the fourth quarter of 2004 was principally due to an impairment on the value of the Company’s interest-only strips (IOs) of $97.5 million as a result of increases in the 3-month London Interbank Offered Rate (“LIBOR”) which reduced the anticipated spread of the Company’s variable rate IOs. If contrary to what is generally expected, LIBOR decreases, a portion of the impairment charges on the value of the IOs could be recovered. The Company recorded impairment charges on the value of its IOs of $131.0 million for the year ended December 31, 2004, compared to a positive valuation adjustment of $7.3 million for the corresponding 2003 period. Investment activities resulted in a loss of $190.1 million for the year ended December 31, 2004, compared to a gain of $11.0 million for the respective 2003 period. The loss on investment activities experienced during 2004 also included derivatives undertaken for interest rate management purposes.

     Net interest income for the fourth quarter of 2004 amounted to $70.3 million, compared to $57.4 million for the same period a year ago, an increase of 23%. For the year ended December 31, 2004, net interest income amounted to $265.9 million, compared to $181.5 million for the year ended December 31, 2003, an increase of 47%. The increase in net interest income resulted from higher net interest earning assets during the 2004 periods.

     Loan production volume for the fourth quarter of 2004 was a record $2.0 billion, compared to $1.7 billion for the comparable 2003 period, an increase of $299.2 million or 17%. For the year ended December 31, 2004, loan production volume was $7.8 billion, compared to $6.5 billion for the corresponding 2003 period, an increase of 20%. The increase reflected the continued high demand for new housing in Puerto Rico and Doral’s strong share of the new housing market, especially in the growing government-sponsored affordable housing loan sector. Many of these mortgage products benefit from local tax exemption on the interest earned thereon. The strength of mortgage loan production, helped increase the servicing portfolio to a record $14.3 billion as of December 31, 2004 from $12.7 billion as of December 31, 2003.

     Net gain on mortgage loan sales and fees, the main component of non-interest income, was $165.8 million for the fourth quarter of 2004 compared to $116.1 million for the corresponding 2003 period. Net gain on mortgage loan sales and fees was $598.8 million for the year ended December 31, 2004, compared to $390.1 million for the corresponding period a year ago. The increase was principally due to increased volume of loan sales as a result of record mortgage loan production. Demand for the Company’s mortgage loans has increased to record levels.

     Net servicing loss for the quarter ended December 31, 2004 was approximately $0.4 million compared to a loss of $3.6 million for the fourth quarter of 2003. For the year ended December 31, 2004, net servicing income was $4.9 million compared to a loss of $15.1 million for the corresponding period of 2003. The increase in net servicing income for the quarter and year ended December 31, 2004, was due to reduced amortization and impairment charges resulting from lower prepayments. The Company recorded amortization and impairment charges of $10.7 million and $35.7 million during the quarter and year ended December 31, 2004, respectively, compared to $12.7 million and $50.4 million for the same periods a year ago.

     Commissions, fees and other income increased 40% during the fourth quarter of 2004 from $5.8 million for the quarter ended December 31, 2003 to $8.1 million. For the year ended December 31, 2004, commissions, fees and other income increased to $36.8 million, compared to $25.8 million for the corresponding 2003 period. The increase during the 2004 periods was due primarily to increased commissions and fees earned by Doral Financial’s retail banking and insurance agency operations.

     Non-interest expenses increased 24% during the fourth quarter of 2004 from $47.0 million for the fourth quarter of 2003 to $58.3 million. For the year ended December 31, 2004, non-interest expenses increased to $209.1 million, compared to $185.8 million for the corresponding 2003 period. The increase during the 2004 periods reflects increases in compensation and benefits related to higher head count, occupancy and other office expenses and professional fees resulting from the continued expansion of Doral Financial’s mortgage banking and banking operations and compliance with the requirements of the Sarbanes-Oxley Act of 2002.

     The provision for loan losses was $1.0 million and $5.5 million for the quarter and year ended December 31, 2004, respectively, as compared to $2.8 million and $14.1 million for the respective 2003 periods. The Company determined, based on an analysis of the credit quality and composition of its loan portfolio, that a smaller provision for 2004 was required to maintain its level of loan loss reserves at an appropriate level.

     Doral Bank, Puerto Rico, the Company’s principal banking subsidiary, finished the year 2004 with $11.2 billion in assets, including assets of its international banking entity subsidiary, Doral International, Inc., and $3.4 billion in deposits, an increase of 67% and 23%, respectively, compared to December 31, 2003.

     Doral Bank, New York also continued its steady growth. As of December 31, 2004, Doral Bank NY had assets of $562.3 million and deposits of $385.6 million, an increase of 11% and 16%, respectively, compared to December 31, 2003.

     Mr. Salomón Levis, Chairman of the Board and Chief Executive Officer, called the financial results for 2004 “truly outstanding, with the Company achieving the following milestones during the year:

-	Record Loan Production of $7.8 billion, up 20% for the year

-	Record Earnings of $489.6 million, an increase of 52% over 2003

-	Record Consolidated Bank Assets of $11.7 billion and Consolidated Deposits of $3.6 billion at year end, up 63% and 23% for the year, respectively

-	Record Capital of $2.0 billion, up 24% for the year, a Tier-One Capital ratio close to 20%, one of the highest in the financial industry

-	Record Loan Servicing Portfolio of $14.3 billion, up 12% for the year

-	Record Consolidated Assets of $15.1 billion at year end, up 45% for the year

-	Record ROA of 3.85% and ROE of 38.54% for the year

-	Record Efficiency Ratio of 23.1% for the year, one of the best among all banking or financial holding companies in the U.S.

-	Increased dividend rate on our common stock which was increased twice during the year

-	Record all time high for the price of Doral’s common stock, up 53% for the year and 3,754% for the last 10 years, compared to an increase of 11% and 281% corresponding to the same periods for the S&P 500 Bank Index

     For the year 2005, we anticipate the following highlights:

-	A significant increase in tax-exempt AAA rated Mortgage-Backed Securities and U.S. Treasuries with the resulting increase in tax-exempt interest income, as a result of deploying our strong capital and cash positions

-	Another year of strong residential mortgage loan production and a strong increase in secured real estate commercial loans and other loan products at the Company’s banking entities

-	Continued strong demand of new housing loans including the growing government-sponsored affordable housing loans, most of which enjoy tax-exempt interest rates

-	Continued strong production of refinancing loans for debt consolidation purposes which are highly profitable for the Company

-	Continued strength from the Company’s banking operations

-	Increased commissions and profitability from our insurance agency business

-	Maintenance of an effective asset/liability management program.”

     Mr. Levis closed by stating: “Even though the market is anticipating higher interest rates, we expect that 2005 will be another year of challenges and opportunities for the Company. We remain optimistic and are committed to working hard and to deliver to our shareholders enhanced value on a consistent basis.”

     Doral Financial’s Chief Executive Officer and its Senior Executive Vice President and Treasurer are available to answer appropriate questions regarding earnings results as well as other corporate matters at any time convenient to interested participants. You are welcome to call.

FORWARD LOOKING STATEMENTS

     This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “anticipate,” “project,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

     The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from those anticipated or projected.

     The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Doral Financial Corporation

Consolidated Statements of Operations
(Dollars in Thousands, except Per Share Data)
(NYSE:DRL)
(Unaudited)

	Quarter Ended			Year Ended
	December 31,		September 30,	December 31,
	2004	2003	2004	2004	2003
Interest income	$160,412	$124,004	$146,399	$570,847	$452,570
Interest expense	90,067	66,640	76,545	304,949	271,090

Net interest income	70,345	57,364	69,854	265,898	181,480
Provision for loan losses	1,009	2,776	325	5,507	14,085

Net interest income after provision for loan losses	69,336	54,588	69,529	260,391	167,395

Non-interest income:
Net gain on mortgage loan sales and fees	165,840	116,056	165,480	598,762	390,081

Investment activities:
Trading activities	(96,751)	(9,743)	(61,290)	(200,607)	5,591
Gain on sale of investment securities	1,341	1,750	10,548	10,550	5,447

Total investment activities	(95,410)	(7,993)	(50,742)	(190,057)	11,038

Servicing (loss) income	(379)	(3,588)	5,928	4,893	(15,117)

Commissions, fees and other income	8,084	5,777	10,241	36,786	25,770

Total non-interest income	78,135	110,252	130,907	450,384	411,772

Non-interest expense:
Compensation and benefits, net	23,642	19,235	23,630	89,305	82,940
Taxes, other than payroll and income taxes	2,506	2,200	2,389	9,363	7,587
Advertising	4,410	3,898	3,366	15,079	15,311
Professional services	4,540	2,446	3,053	12,620	8,644
Communication and information systems	3,614	3,545	3,610	13,812	13,323
Occupancy and other office expenses	7,542	5,863	7,105	26,825	22,787
Depreciation and amortization	5,102	3,998	4,345	18,030	14,963
Other, net	6,993	5,846	6,723	24,018	20,247

Total non-interest expense	58,349	47,031	54,221	209,052	185,802

Income before income taxes	89,122	117,809	146,215	501,723	393,365
Income tax benefit (expense)	61,392	(23,155)	(25,587)	(12,098)	(72,066)

Net Income	$150,514	$94,654	$120,628	$489,625	$321,299

Earnings Per Common Share:
Basic	$1.32	$0.80	$1.04	$4.23	$2.78

Diluted	$1.22	$0.76	$0.97	$3.95	$2.70

Weighted Average Common Shares Outstanding:
Basic	107,908,774	107,903,632	107,908,216	107,907,699	107,861,415

Diluted	120,105,894	119,354,462	119,843,976	119,744,176	112,661,848

Common Shares Outstanding At End Of Period	107,908,862	107,903,912	107,908,412	107,908,862	107,903,912

Doral Financial Corporation

Consolidated Statements of Financial Condition
(Dollars in Thousands)
(NYSE:DRL)
(Unaudited)

	As of
	December 31, 2004	September 30, 2004	December 31, 2003
Assets
Cash and due from banks	$64,940	$82,858	$84,713

Money market investments	2,470,786	2,024,317	870,009

Investment securities:
Trading securities, at fair value	1,243,543	1,220,437	944,150
Securities available-for-sale, at fair value	4,982,508	4,445,982	2,850,598
Securities held-to-maturity, at amortized cost	2,316,780	2,492,435	1,640,909
Federal Home Loan Bank of NY (FHLB) stock, at cost	86,120	86,120	81,720

Total investment securities	8,628,951	8,244,974	5,517,377

Loans:
Mortgage loans held for sale, at lower of cost or market	1,560,949	1,638,683	1,966,608
Loans receivable, net	1,752,490	1,626,249	1,410,849

Total loans	3,313,439	3,264,932	3,377,457

Receivable and mortgage servicing advances	112,103	99,668	90,835
Accounts receivable from investment sales	40,052	726,094	19,520
Accrued interest receivable	66,393	60,772	63,771
Servicing assets, net	203,245	191,713	167,498
Premises and equipment, net	146,551	145,661	136,037
Real estate held for sale, net	20,072	20,287	19,253
Other assets	35,869	40,091	47,526

Total assets	$15,102,401	$14,901,367	$10,393,996

Liabilities
Deposits	$3,643,080	$3,420,813	$2,971,272
Securities sold under agreements to repurchase	6,305,163	5,898,550	3,602,942
Advances from FHLB	1,294,500	1,294,500	1,206,500
Loans payable	279,560	177,204	178,334
Notes payable	1,105,202	1,106,367	602,581
Accounts payable from investment purchases	325,740	879,895	2,245
Accrued expenses and other liabilities	176,387	268,371	237,682

Total liabilities	13,129,632	13,045,700	8,801,556

Stockholders’ Equity
Preferred stock, at aggregate liquidation preference value:
Perpetual noncumulative nonconvertible preferred stock (Series A, B and C)	228,250	228,250	228,250
Perpetual cumulative convertible preferred stock	345,000	345,000	345,000
Common stock, $1 par value; 500,000,000 shares authorized; 107,908,862, 107,908,412 and 107,903,912 shares issued and outstanding as of December 31, 2004, September 30, 2004 and December 31, 2003, respectively	107,909	107,908	107,904
Additional paid-in capital	161,639	159,212	151,902
Legal surplus	22,612	13,806	13,806
Retained earnings	1,187,294	1,073,334	804,518
Accumulated other comprehensive loss, net of income tax	(79,935)	(71,843)	(58,940)

Total stockholders’ equity	1,972,769	1,855,667	1,592,440

Total liabilities and stockholders’ equity	$15,102,401	$14,901,367	$10,393,996

Doral Financial Corporation

Selected Financial Data
(Dollars in Thousands, except Per Share Data)
(NYSE:DRL)
(Unaudited)

	Quarter Ended			Year Ended
Operational Data	December 31,		September 30,	December 31,
	2004	2003	2004	2004	2003
Loan Production	$2,030,434	$1,731,269	$1,985,515	$7,802,694	$6,478,802

	As of
	December 31,	September 30,	December 31,
	2004	2004	2003
Loan Servicing Portfolio	$14,264,367	$13,873,789	$12,690,244

	Quarter Ended			Year Ended
	December 31,		September 30,	December 31,
Asset Quality Data	2004	2003	2004	2004	2003
Allowance for loan losses	$28,401	$28,211	$28,575	$28,401	$28,211
Net charge-offs	$866	$1,953	$1,136	$4,051	$4,267

	Quarter Ended			Year Ended
	December 31,		September 30,	December 31,
Financial Ratios	2004	2003	2004	2004	2003
Return on average assets	4.04%	3.70%	3.66%	3.85%	3.46%
Return on average common equity	42.72%	34.32%	37.47%	38.54%	32.36%
Efficiency ratio	23.92%	26.78%	21.56%	23.07%	31.91%

	Quarter Ended			Year Ended
	December 31,		September 30,	December 31,
Per Share Data	2004	2003	2004	2004	2003
Book value per common share	$12.97	$9.45	$11.88	$12.97	$9.45
Cash dividends per common share	$0.18	$0.12	$0.15	$0.60	$0.40
Common stock dividend payout ratio	14.75%	15.79%	15.46%	15.19%	14.81%

(continues)

Doral Financial Corporation

Selected Financial Data (continued)
(Dollars in Thousands)
(NYSE:DRL)
(Unaudited)

	Quarter Ended			Year Ended
	December 31,		September 30,	December 31,
	2004	2003	2004	2004	2003
Commissions, Fees and Other Income
Retail banking fees	$3,614	$2,933	$3,570	$13,578	$11,000
Securities brokerage and asset management fees and commissions	440	367	389	1,945	2,993
Insurance agency commissions	2,949	2,148	2,972	11,852	7,910
Other Income	1,081	329	3,310	9,411	3,867

Total commissions, fees and other income	$8,084	$5,777	$10,241	$36,786	$25,770

	Quarter Ended			Year Ended
	December 31,		September 30,	December 31,
	2004	2003	2004	2004	2003
Segment Information
Net Income
Reportable Segments:
Mortgage banking	$111,148	$64,218	$67,826	$290,269	$192,515
Banking	36,743	28,383	48,542	184,661	121,369
Institutional securities	923	778	1,006	4,366	5,551
Insurance agency	2,661	1,644	2,867	10,932	6,058
Intersegment Eliminations	(961)	(369)	387	(603)	(4,194)

Consolidated Net Income	$150,514	$94,654	$120,628	$489,625	$321,299